Filed pursuant to Rule 424B2
Registration No. 333-132807

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Subordinated Debentures	$2,500,000,000	$76,750.00

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 6, 2007)

General Electric Capital Corporation

$2,500,000,000

6.375% Fixed to Floating Rate USD Subordinated Debentures due 2067

     This is an offering by General Electric Capital Corporation, or “GE Capital,” of $2,500,000,000 of its 6.375% Fixed to Floating Rate USD Subordinated Debentures due 2067. The Debentures will bear interest at an annual rate of 6.375% up to but excluding November 15, 2017 and thereafter at a floating rate equal to an annual rate of 3-month LIBOR plus 2.289% (228.9 basis points). Interest on the Debentures will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2008 until and including November 15, 2017, and quarterly in arrears thereafter on February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2018, unless interest is deferred as described under “Description of the Debentures — Option to Defer Interest Payments.” The Debentures will mature on November 15, 2067.

     The Debentures are subject to redemption at the option of GE Capital (i) in whole but not in part, at any time prior to November 15, 2017 at the applicable make-whole redemption price set forth under “Description of the Debentures — Redemption,” (ii) in whole but not in part after the occurrence of a Tax Event prior to November 15, 2017 at the applicable make-whole redemption price set forth under “Description of the Debentures —Redemption” or (iii) in whole or in part from time to time beginning on November 15, 2017, at a redemption price equal to 100% of the principal amount of the Debentures so redeemed plus accrued and unpaid interest, including Additional Interest, if any. The Debentures are not subject to repayment at the option of the holders.

     The Debentures are subordinated to GE Capital’s Senior Indebtedness, including GE Capital’s Subordinated Notes, as and to the extent described herein under “Description of the Debentures — Subordination.”

     See “Risk Factors” on page S-8 for a discussion of certain risks that should be considered in connection with an investment in the Debentures.

	Per Note	Total
Public offering price (1)	100.000%	$2,500,000,000
Underwriting discounts and commissions	0.750%	$18,750,000
Proceeds, before expenses, to GE Capital	99.250%	$2,481,250,000

(1) Plus accrued interest from November 15, 2007, if settlement occurs after that date.

     These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     The Debentures will be ready for delivery in book-entry only form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about November 15, 2007.

GOLDMAN, SACHS & CO.	JPMORGAN	LEHMAN BROTHERS	MORGAN STANLEY
(Joint Bookrunners)

November 6, 2007

ABOUT THIS PROSPECTUS SUPPLEMENT

     This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the accompanying prospectus under the heading “Where You Can Get More Information on GE Capital.” If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference is accurate as of any date other than the date of the applicable document. The business, financial condition, results of operations and prospects of GE Capital and its subsidiaries may have changed since that date.

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “GE Capital,” “we,” “us,” or “our,” or similar references, mean General Electric Capital Corporation.

________________

TABLE OF CONTENTS

Prospectus Supplement

FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties which could adversely or positively affect our future results include: the behavior of financial markets, including fluctuations in interest and exchange rates and commodity and equity prices; the commercial and consumer credit environment; the impact of regulation and regulatory, investigative and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation, media, real estate and healthcare industries; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

SUMMARY

     The following information concerning GE Capital and the Debentures summarizes, and should be read in conjunction with, the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In this portion of this prospectus supplement, references to “GE Capital,” “we,” “us,” or “our,” or similar references, mean General Electric Capital Corporation, excluding its subsidiaries.

Issuer	General Electric Capital Corporation (“GE Capital”), a Delaware
corporation.

Securities Offered	$2,500,000,000 aggregate principal amount 6.375% Fixed to
Floating Rate USD Subordinated Debentures due 2067 (the
“Debentures”). The Debentures will bear interest at an annual rate of 6.375% up to but excluding November 15, 2017 (the “Fixed Rate
Period”) and thereafter (the “Floating Rate Period”) at a floating rate equal to an annual rate of 3-month LIBOR plus 2.289% (228.9 basis points).

Issue Date	November 15, 2007.

Maturity Date	November 15, 2067, subject to earlier redemption.

Trustee	The Bank of New York (as successor to JPMorgan Chase Bank,
N.A.) is the trustee (the “Trustee”) for the Debentures pursuant to an Indenture for Subordinated Debentures (the “Indenture”) entered into with GE Capital as of September 1, 2006.

Minimum Denominations	$5,000 and integral multiples of $1,000 in excess thereof.

Interest Payment Dates	In each case subject to deferral as described below under “— Option to Defer Interest Payments,” interest on the Debentures will accrue from and including the Issue Date and will be payable, with respect to the Fixed Rate Period, semi-annually in arrears on May 15 and
November 15 of each year (or the next succeeding Business Day if not a Business Day, without any interest or other payment in respect of such delay), commencing May 15, 2008 until and including
November 15, 2017. With respect to the Floating Rate Period, interest on the Debentures will be payable in respect of each Interest
Period (as defined below) quarterly in arrears on February 15, May
15, August 15 and November 15 of each year (or the next
succeeding Business Day if not a Business Day unless such
Business Day is in the next calendar month in which case such
Interest Payment Date shall be the Business Day immediately
preceding such day), commencing February 15, 2018.

The term “Business Day” means any day other than a Saturday or
Sunday or any other day on which banking institutions are generally authorized or obligated by law or regulation to close in The City of
New York or, during the Floating Rate Period, in London, England.

The term “Interest Period” means each period from and including the most recent Interest Payment Date (or, prior to the first Interest
Payment Date, the Issue Date) to but excluding the next Interest
Payment Date (without regard to any permitted deferral as described below under “— Option to Defer Interest Payments”) or other date on which interest is due and payable in accordance with the terms of the Debentures by redemption, acceleration, or maturity.

Option to Defer Interest Payments	Under the terms of the Debentures, provided that no Event of
Default (as defined in the Indenture) has occurred and is continuing, we, in our sole discretion, may determine to defer interest payments on the Debentures for a period (an “Extension Period”) effective for interest accruing as of the first day of any Interest Period (the “Start
Date”) and extending not longer than the earlier of (a) the tenth anniversary of the Start Date, and (b) the Maturity Date for the
Debentures (such final date being referred to as the “Maximum
Extension Date”).

Interest may be so deferred by the giving of notice thereof by us to the Trustee, not less than five nor more than fifteen days before the
Interest Payment Date relating to the first Interest Period in the
Extension Period during which interest will be deferred. The notice will specify the Start Date and the last day of the Extension Period
(the “End Date”), which End Date may not be later than the
Maximum Extension Date; provided that our failure to pay interest in full on any End Date or any Interest Payment Date thereafter that falls prior to the Maximum Extension Date will be deemed to be a further deferral of interest payments to the earlier of the next Interest
Payment Date and the Maximum Extension Date.

Notwithstanding the foregoing, in the event that we do not pay interest in full on any Interest Payment Date and an Extension
Period on the Debentures has not otherwise been commenced in accordance with the notice provisions described above, such non-
payment shall, if continuing for five days after notice from the
Trustee, be deemed to commence an Extension Period that shall continue until the earlier of the next succeeding Interest Payment
Date and the Maximum Extension Date and shall not constitute an
Event of Default with respect to such Debentures.

To the extent permitted by applicable law, interest on deferred amounts will accrue during an Extension Period from the first
Interest Payment Date following the Start Date and will be
compounded on subsequent Interest Payment Dates (semi-annually during the Fixed Rate Period or quarterly during the Floating Rate
Period), at the then applicable rate of interest on the Debentures. On the Interest Payment Date falling on the End Date, the redemption date for all outstanding Debentures, or the Maturity Date, as applic-
able, we will be obligated to pay all accrued and unpaid interest, including Additional Interest.

Interest that is not paid on any Debentures on the applicable Interest
Payment Date will bear additional interest (“Additional Interest”)
at the then applicable rate per annum for such Debentures,
compounded semi-annually during the Fixed Rate Period and quar-
terly during the Floating Rate Period.

GE Capital Dividend Restriction	We have agreed that if:

we shall have, or shall be deemed to have, exercised our option to defer payments of interest on the Debentures, as described above under “— Option to Defer Interest Payments,” or

there shall have occurred and be continuing an Event of Default under the Indenture,

then we will not, and will not permit any Subsidiary (as defined herein) to:

(i) declare or pay dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of GE Capital’s capital stock (which includes common and preferred stock);

(ii) make any payment of principal of or interest or premium on or repurchase or redeem any other subordinated indebtedness of
GE Capital that ranks pari passu with or junior in interest to the
Debentures; or

(iii) make any guaranty payments with respect to any subordinated guarantee of GE Capital of the indebtedness of any Subsidiary of GE Capital if such guaranty ranks pari passu with or junior in interest to the Debentures;

provided, however, that during any period, including an Extension
Period, we shall be permitted to: (a) declare or pay dividends or distributions in Common Stock (as defined herein) of GE Capital,
(b) declare a dividend in connection with the implementation of a stockholders’ rights plan or issue stock under any such plan in the future or redeem or purchase any such rights pursuant thereto, and
(c) purchase Common Stock related to the issuance of Common
Stock or rights under any of GE Capital’s benefit plans for its direc-
tors, officers or employees; and provided further that where debt securities of different series issued under the Indenture containing a deferral feature similar to the deferral feature of the Debentures are subject to Extension Periods terminating at different times or in other circumstances where the payment of deferred interest cannot be made simultaneously on all such debt securities (including the
Debentures) subject to an Extension Period, we will be permitted to make payments of interest due on particular debt securities of each such series (including the Debentures) at the end of the Extension
Period with respect thereto, but only if the amounts (not yet due and payable) that will be required to be paid at the close of an Extension
Period with respect to all other series of such debt securities have been deposited with the Trustee and held for application when such amounts become due and payable.

In connection with the issuance of the Debentures, General Electric
Company (“GE Company”) has covenanted that, if GE Capital
declares, pays or makes any dividends, distributions or other payments to GE Company or any of its Subsidiaries during an
Extension Period or when an Event of Default has occurred and is continuing, in either case in violation of the restrictions described above, for so long as such restrictions are in effect and are applicable to outstanding debt securities issued under the Indenture, GE
Company shall promptly return, or cause the return, to GE Capital of all such dividends, distributions, and other payments.

Events of Default	If, at any time, an Event of Default as defined herein occurs and is continuing under the Debentures, then, unless the principal of the
Debentures shall already be due and payable, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debentures will have the right to declare the principal amount of all the Debentures, together with accrued interest, including any Additional Interest, to be due and payable immedi-
ately. Events of Default in respect of the Debentures are limited to
(i) default in the payment of any installment of interest, including any Additional Interest, due and payable (subject to deferral during any Extension Period) and the continuance of such non-payment for
30 days, (ii) default in the payment of principal of any Debenture upon the Maturity Date and (iii) certain events involving the bank-
ruptcy, insolvency, or reorganization of GE Capital. See
“Description of the Debentures — Events of Default, Waiver and
Notice” herein.

Optional Redemption	The Debentures will be redeemable for cash, at our option, (i) in whole but not in part, at any time prior to November 15, 2017 at the applicable make-whole redemption price set forth under
“Description of the Debentures — Redemption,” or (ii) in whole or in part from time to time beginning on November 15, 2017, at a redemption price equal to 100% of the principal amount of the
Debentures so redeemed plus accrued and unpaid interest, including
Additional Interest, if any, provided that if the Debentures are not redeemed in whole, at least $25,000,000 in aggregate principal amount (excluding Debentures held by us or any of our affiliates)
must remain outstanding immediately after any such partial redemp-
tion.

Notwithstanding the foregoing, redemption at the option of GE
Capital is not permitted during an Extension Period, except on an
End Date on which all accrued and unpaid interest (including
Additional Interest) has been paid in full.

The Debentures will not be repayable at any time at the option of the holders thereof.

Tax Event Redemption	We may redeem the Debentures prior to November 15, 2017, in
whole but not in part, within 90 days following the occurrence of a
Tax Event at the applicable make-whole redemption price. A Tax
Event will generally occur if there is more than an insubstantial risk that all or any portion of the interest payable by GE Capital with respect to the Debentures is not, or will not be, deductible as accrued by GE Capital for U.S. federal income tax purposes. Notwithstanding the foregoing, a Tax Event Redemption (as defined herein) is not permitted during an Extension Period, except on an End Date on which all accrued and unpaid interest (including Additional Interest)
has been paid in full. See “Description of the Debentures —
Redemption” herein.

Replacement Covenant	Prior to or concurrent with the initial issuance of the Debentures, we will enter into a Replacement Covenant (as more fully described under “Certain Terms of the Replacement Covenant”) in which we will covenant for the benefit of holders of certain eligible indebted-
ness that neither we nor any of our Subsidiaries will repay, redeem or purchase a Debenture at our option or as a result of a Tax Event on or before November 15, 2037 except to the extent that (a) the applicable redemption or purchase price does not exceed (i) 200% of the amount of the aggregate of proceeds from the sale of Common
Stock and rights to acquire Common Stock and the market value of any Common Stock issued in connection with the conversion or exchange of certain securities; plus (ii) 100% of the proceeds from the sale of mandatorily convertible preferred stock and certain debt that is exchangeable for equity of GE Capital; plus (iii) 100% of the proceeds from the sale of qualifying debt securities or qualifying preferred stock of GE Capital, in each case within 180 days prior to delivery of a notice of such redemption or the date of such repay-
ment or purchase of the Debentures, or (b) the Debentures are exchanged for (i) at least an equal aggregate principal amount of qualifying debt securities or aggregate liquidation preference of qualifying preferred stock or mandatorily convertible preferred stock and/or (ii) consideration that includes Common Stock with a market value equal to 50% of the Debentures that are exchanged. For purposes of the Replacement Covenant, the term “repay” includes the defeasance of the Debentures by us as well as the satisfaction and discharge of our obligations under the Indenture with respect to the Debentures. The Replacement Covenant is not intended for the benefit of holders of the Debentures, may not be enforced by them, and is not a term of the Indenture or the Debentures. The
Replacement Covenant will have no effect on the absolute and unconditional nature of our obligation to pay the principal amount of
(and any accrued and unpaid interest on) the Debentures on the stated Maturity Date or any earlier date of redemption.

Ranking	Our obligations under the Debentures will rank pari passu with each other series of debt securities established under the Indenture (unless otherwise provided with respect to such series of debt securities) and are subordinated to all of our Senior Indebtedness, including, without limitation, our Subordinated Notes, each as defined herein.
As of September 30, 2007, our consolidated long-term indebtedness that would have been senior to the Debentures aggregated approxi-
mately $303,018 million (including $2,983 million of Subordinated
Notes, as defined herein).

Form of Debentures	The Debentures will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The
Depository Trust Company (“DTC”), in New York, New York for
the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. Beneficial interests in a global certificate representing the Debentures will be shown on, and transfers will be effected only through, records maintained by
DTC and its direct and indirect participants and such interests may not be exchanged for certificated Debentures, except in limited circumstances described in “Description of the Debentures — Book-
Entry and Settlement.”

Use of Proceeds	The net proceeds of the sale of the Debentures will be used for general corporate purposes.

U.S. Federal Income Tax Consequences	In connection with the issuance of the Debentures, Cahill Gordon &
Reindel LLP, our special tax counsel, will provide us with an opinion generally to the effect that, although the matter is not free from doubt and there is no authority directly on point, the
Debentures will be treated as indebtedness for U.S. federal income tax purposes. That opinion will be subject to certain customary conditions. By investing in the Debentures, each holder agrees to treat the Debentures as indebtedness for all U.S. tax purposes.

Payments of interest on the Debentures should be taxable to a U.S.
holder as ordinary interest income at the time the payments are accrued or received, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. If we defer payment of interest on the Debentures, a U.S. holder will be required to include stated interest on the Debentures in income as original issue discount on an economic accrual basis, regardless of such holder’s regular method of tax accounting. See “Certain U.S.
Federal Income Tax Consequences.”

ERISA Considerations	The Debentures generally may be purchased by employee benefit plans subject to the Employee Retirement Income Security Act of
1974, as amended (“ERISA”), and by plans subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the conditions and limitations discussed in “ERISA
Considerations.”

Trading	The Debentures are a new issue of securities, and there is currently no established trading market for the Debentures. An active or liquid market may not develop for the Debentures or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the Debentures on any securities exchange.

Ratings of Securities	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., has assigned a rating to the Debentures of “AA+” and Moody’s
Investors Service has assigned a rating to the Debentures of “Aa1.”

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. A credit rating of a security is not a recommendation to buy, sell or hold securities.
There is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn.

RISK FACTORS

     Investing in the Debentures involves risks. You should carefully consider the risks described below as well as under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006 (which Risk Factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the Debentures. See “Where You Can Get More Information on GE Capital” in the accompanying prospectus.

Risks Associated with the Debentures

We may, in our sole discretion, defer interest on the Debentures. If you are subject to U.S. federal income taxation, you may have to include interest on the Debentures in your taxable income before you receive payments.

     We may, in our sole discretion, elect to defer interest payments on the Debentures and interest payments on the Debentures may be deemed to be deferred as a result of our failure to pay such interest, all as described herein, for periods of up to 10 consecutive years. If you are subject to U.S. federal income taxation and we defer interest payments on the Debentures, you may nevertheless have to accrue and report as original issue discount for U.S. federal income tax purposes your proportionate share of deferred interest on the Debentures during the deferral period. As a result, you will have to include that accrued interest, together with any Additional Interest, in your gross income for U.S. federal income tax purposes before you receive any cash payments. You also will not be entitled to receive payment of the accrued and unpaid interest or Additional Interest following the deferral period if you sell the Debentures before the record date for the payment of the deferred interest, even if you held the Debentures on the date that the payments would have been paid but for the deferral.

The Debentures are effectively subordinated to substantially all of our other debt.

     Our obligations under the Debentures are subordinate and junior in right of payment to all of our existing and future Senior Indebtedness (including our outstanding Subordinated Notes). As of September 30, 2007, our consolidated long-term indebtedness that would have been senior to the Debentures aggregated approximately $303,018 million (including $2,983 million of Subordinated Notes). The obligations under the Debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries.

     Due to the subordination provisions described in “Description of the Debentures — Subordination,” in the event of our insolvency, funds which would otherwise be available to pay the holders of the Debentures will be used to pay the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full. As a result of those payments, the holders of our Senior Indebtedness may recover more, ratably, than the holders of the Debentures.

     There are no terms in the Indenture or the Debentures that limit our ability to incur additional indebtedness, liabilities and obligations that would constitute Senior Indebtedness, and we expect that most of our indebtedness issued in the future will be Senior Indebtedness.

The Debentures may be redeemed prior to their Maturity Date.

     We may redeem the Debentures prior to their Maturity Date as discussed under “Description of the Debentures — Redemption.” If we redeem the Debentures, then-existing market conditions may prevent you from reinvesting the money you receive upon redemption at a rate equal to or higher than the rate of return on the Debentures. In addition, you may recognize gain or loss upon redemption of the Debentures as described under “Certain U.S. Federal Income Tax Consequences — U.S. Holders — Sale, Exchange, Redemption or Retirement of Debentures” and “Certain U.S. Federal Income Tax Consequences — Non-U.S. Holders — Sale, Exchange, Redemption or Retirement of Debentures.”

An active trading market for the Debentures may not develop.

     The Debentures will be a new issue of securities with no established trading market. We do not intend to list the Debentures on any securities exchange. We cannot assure you that an active trading market for the Debentures will develop. Even if a trading market for the Debentures does develop, we cannot provide any assurance as to the depth of that market, the ability of holders to sell their Debentures or whether it will be maintained.

Holders of the Debentures have limited rights to accelerate payment of the Debentures under the Indenture.

     Holders of the Debentures or the Trustee may accelerate payment of principal of, and accrued and unpaid interest on, the Debentures only upon the occurrence of Events of Default under the Indenture with respect to the Debentures, subject to the terms of the Indenture. Events of Default with respect to the Debentures allowing acceleration generally would include any non-payment of interest, including any Additional Interest, on the Debentures due and payable (subject to deferral during any Extension Period) and the continuance of such non-payment for 30 days, non-payment of principal upon the Maturity Date of the Debentures, and certain events of bankruptcy, insolvency or reorganization of GE Capital. See “Description of the Debentures — Events of Default, Waiver and Notice” herein. Events of Default do not include failure to comply with or breach of our other covenants in the Indenture applicable to the Debentures, including the covenant not to pay dividends or distributions under the circumstances described in “Description of the Debentures — Restriction on Certain Payments.”

     Accordingly, our failure to comply with such other covenants will not result in the acceleration of payment of the Debentures. Although failure to comply with such other covenants could give rise to a claim against us relating to the specific breach, the remedy of holders of the Debentures may be limited to direct monetary damages (if any). In general, holders of the Debentures may not themselves institute a proceeding against GE Capital on account of any such breach unless, among other things, the Trustee fails to institute such a proceeding, subject to the terms of the Indenture. However, the holders of a majority in principal amount of the Debentures may direct the Trustee to bring such a proceeding, subject to the terms of the Indenture, which in certain circumstances allows the Trustee to require that it receive an indemnity before taking action under the Indenture. The Indenture will not require the Trustee to take any action in case of such a breach (other than to give notice of default under specified circumstances) unless so directed by holders and, possibly, indemnified. Holders may, however, institute a proceeding themselves upon a failure by us to pay an amount of principal or interest on the Debentures that has become due as a result of an acceleration of the Debentures or otherwise. See “Description of the Debentures — Events of Default, Waiver and Notice.”

The trading price of the Debentures may be less than their value and more volatile than that of other securities.

     We have no current intention of deferring interest payments on the Debentures and believe that the possibility of such deferral is remote. However, if such payments are deferred or the market perceives that the likelihood of deferral is increasing, the Debentures may trade at a price that does not fully reflect the value of such payments. If you sell the Debentures during a deferral period, you may not receive the same return on investment as someone else who continues to hold the Debentures. In addition, because interest payments on the Debentures may be deferred, the Debentures may be more volatile than other securities that do not have these terms.

The interest rate of the Debentures will fluctuate when the fixed rate period ends and may, from time to time, decline below the fixed rate.

     At the conclusion of the Fixed Rate Period for the Debentures on November 15, 2017, the Debentures will begin to accrue interest at a floating rate. The floating rate may be volatile over time and could be substantially less than the fixed rate, which could reduce the value of the Debentures in any available after-market, apart from the reduction in current interest income.

DESCRIPTION OF GE CAPITAL

     General Electric Capital Corporation was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, our name was General Electric Credit Corporation. On July 2, 2001, we changed our state of incorporation to Delaware. All of our outstanding common stock is owned by General Electric Capital Services, Inc., formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company (“GE Company”). Financing and services offered by GE Capital are diversified, a significant change from the original business of GE Capital, which was financing, distribution and sale of consumer and other GE Company products. Currently, GE Company manufactures few of the products financed by GE Capital.

     We operate in four of GE Company’s operating segments: GE Commercial Finance, GE Money Finance, GE Industrial and GE Infrastructure. These operations are subject to a variety of regulations in their respective jurisdictions.

     Our services are offered primarily in North America, Europe and Asia. GE Capital’s principal offices are located at 901 Main Avenue, Norwalk, Connecticut 06851-1187 (telephone number (203) 357-4000); we also maintain executive offices at 3135 Easton Turnpike, Fairfield, Connecticut 06828-0001. At December 31, 2006, our employment totaled approximately 81,000.

USE OF PROCEEDS

     The net proceeds of the sale of the Debentures will be used for general corporate purposes.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

					Nine Months
					Ended
Year Ended December 31,					September 30,
2002	2003	2004	2005	2006	2007
1.43x	1.77x	1.87x	1.70x	1.64x	1.56x

     For purposes of computing the consolidated ratios of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

DESCRIPTION OF THE DEBENTURES

     The Debentures will be issued pursuant to the Indenture. The following summary is subject to, and qualified in its entirety by reference to, the Indenture and the form of Debenture. You should read the Indenture and the form of the Debenture because such documents, and not this prospectus supplement or the accompanying prospectus, will define your rights as a holder of the Debentures. A copy of the Indenture and the form of Debenture will be filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

     All references in this section “Description of the Debentures” to “GE Capital,” “we,” “us” or “our,” or similar references, mean General Electric Capital Corporation excluding its subsidiaries.

General

     The Debentures will be unsecured, subordinated obligations of GE Capital in an initial aggregate principal amount of $2,500,000,000. The Debentures will constitute a separate series of debt securities to be issued under the Indenture. The Debentures will rank junior to our Senior Indebtedness, including our Subordinated Notes. See “— Subordination.”

     The entire principal amount of the Debentures will be due and payable, together with any accrued and unpaid interest, and interest on unpaid interest, if any, on November 15, 2067 (the “Maturity Date”). In certain circumstances, the Debentures may be redeemed by GE Capital prior to the Maturity Date. The Debentures are not subject to repayment at the option of the holders. There is no sinking fund for the Debentures.

     The Debentures will be issued in denominations of $5,000 and integral multiples of $1,000 in excess thereof.

     We may from time to time, without the consent of the existing holders, create and issue additional Debentures having the same terms and conditions as the Debentures in all respects, except for issue date, issue price and, if applicable, the date from which interest shall accrue or first be paid. Such additional Debentures will be consolidated with and will form a single series with the Debentures.

     Interest will accrue on the Debentures from and including the most recent Interest Payment Date (as defined below) (or, prior to the first Interest Payment Date, the Issue Date) to but excluding the next Interest Payment Date (without regard to any permitted deferral as described under “— Option to Defer Interest Payments”) or other date on which interest is due and payable in accordance with the terms of the Debentures by redemption, acceleration or maturity (each such period an “Interest Period”).

Interest on the Debentures

Fixed Rate Period

     Interest on the Debentures will accrue at a fixed rate per annum of 6.375% of the principal amount, commencing on the Issue Date and continuing to but excluding November 15, 2017 (the “Fixed Rate Period”). Subject to “Option to Defer Interest Payments” and to the business day convention described under “— Interest Payments” below, interest on the Debentures will be payable with respect to the Fixed Rate Period semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2008 (each a “Fixed Interest Payment Date”).

Floating Rate Period

     Commencing with the period beginning on November 15, 2017 (the “Floating Rate Period”), interest on the Debentures will accrue at a floating rate per annum equal to 3-month LIBOR plus 2.289% (228.9 basis points). Subject to “— Option to Defer Interest Payments” and to the business day convention described under “— Interest Payments” below, interest on the Debentures during the Floating Rate Period will be payable in respect of each Interest Period quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2018 (each, a “Floating Interest Payment Date”). Each date that is a Floating Rate Interest Payment Date or a Fixed Interest Payment Date is referred to in this prospectus supplement as an “Interest Payment Date.”

     “3-month LIBOR,” with respect to an Interest Period in the Floating Rate Period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the second London Banking Day (as defined below) immediately preceding the first day of such Interest Period. If 3-month LIBOR cannot be so determined, the Calculation Agent (as defined below), after consultation with us, will select four major banks in the London interbank market. The Calculation Agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London Banking Day immediately preceding the first day of such Interest Period. These quotations will be for deposits in U.S. dollars for a three-month period beginning on the first day of such Interest Period. Offered quotations must be based on a principal amount that is representative of a single transaction in U.S. dollars in that market at the time. If two or more quotations are provided, 3-month LIBOR for the Interest Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Calculation Agent, after consultation with us, will select three rates quoted by three major banks in New York City, on the second London Banking Day immediately preceding the first day of such Interest Period. The rates quoted will be for loans in U.S. dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. Rates quoted must be based on a principal amount that is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks are quoting rates, 3-month LIBOR for the applicable Interest Period will be the same as for the immediately preceding Interest Period, or, in the case of the first Interest Period in the Floating Rate Period, 4.8975% per annum.

     “London Banking Day” means any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

     “Reuters Page LIBOR01” means the display on Reuters (or any successor service) (“Reuters”) on page LIBOR01 or any successor page as may replace such page on such service for the purpose of displaying the London interbank offered rates of major banks for deposits in U.S. dollars.

     All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point.

     The interest rate on the Debentures will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Calculation Agent

     Calculations relating to 3-month LIBOR will be made by a calculation agent (the “Calculation Agent”), an institution appointed by GE Capital as its agent for this purpose. The Calculation Agent initially will be The Bank of New York. GE Capital may appoint a different institution to serve as Calculation Agent from time to time after the original Issue Date of the Debentures, pursuant to the calculation agent agreement (the “Calculation Agreement”) with respect to the Debentures, dated as of September 15, 2006, between GE Capital and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Calculation Agent, without the consent of holders and without notifying holders of the change. Absent manifest error, the calculations made pursuant to the Calculation Agreement will be binding on GE Capital and each holder of Debentures.

Interest Payments

     Subject to the right of GE Capital to defer the payment of interest, as described below under “— Option to Defer Interest Payments,” interest on the Debentures will be payable on each Interest Payment Date to the holders of record on the regular record date therefor (the “Record Date”). The Record Date will be one Business Day before the relevant Interest Payment Date, except that in the event that the Debentures are issued in definitive fully registered form, the Record Date will be the fifteenth calendar day before the relevant Interest Payment Date.

     With respect to interest accruing during the Fixed Rate Period, if any Fixed Interest Payment Date is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day, without any interest or other payment as a result of the delay, with the same force and effect as if made on the date that payment was originally payable. If a redemption date falling during the Fixed Rate Period is not a Business Day, then payment of interest on such date will be made on the next succeeding Business Day with the same force and effect as it made on such redemption date (without any interest or other payment in respect of such delay). The term “Business Day” means any day other than a Saturday or Sunday or any other day on which banking institutions are generally authorized or obligated by law or regulation to close in The City of New York or, during the Floating Rate Period, in London, England.

     With respect to interest accruing during the Floating Rate Period, if any Floating Interest Payment Date is not a Business Day, then the Floating Interest Payment Date will be the next succeeding Business Day unless such Business Day is in the next calendar month in which case such Floating Interest Payment Date shall be the Business Day immediately preceding such day. Notwithstanding the foregoing, if the Maturity Date or an earlier redemption date falling during the Floating Rate Period is not a Business Day, then payment of interest on such date will be made on the next succeeding Business Day with the same force and effect as if made on such Maturity Date or redemption date (without any interest or other payment in respect of such delay).

     Interest that is not paid on any Debentures on the applicable Interest Payment Date will bear additional interest (“Additional Interest”) at the then applicable rate per annum for such Debentures, compounded semi-annually during the Fixed Rate Period and quarterly during the Floating Rate Period.

     The amount of interest payable on the Debentures for any Interest Period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable on the Debentures for any Interest Period during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed in the relevant Interest Period.

     The Trustee will act as paying agent (the “Paying Agent”) for the Debentures.

Option to Defer Interest Payments

     So long as no Event of Default in respect of the Debentures has occurred and is continuing, we may defer all payment of interest on outstanding Debentures for a period (an “Extension Period”) effective for interest accruing as of the first day of any Interest Period (the “Start Date”) and extending not longer than the earlier of (a) the tenth anniversary of the Start Date, and (b) the Maturity Date for the Debentures (such final date being herein referred to as the “Maximum Extension Date”). No Extension Period shall end on a date other than an Interest Payment Date or the Maturity Date; provided that in connection with a redemption of the Debentures in whole, we may elect to end an Extension Period on the applicable redemption date. Until the end of any Extension Period (including any permitted extension thereof), no interest shall be due and payable, except for interest due and payable on the Start Date with respect to the prior Interest Period. To the extent permitted by applicable law, interest on deferred amounts will accrue during an Extension Period from the first Interest Payment Date following the Start Date and will be compounded on subsequent Interest Payment Dates (semi-annually during the Fixed Rate Period or quarterly during the Floating Rate Period), at the then applicable rate of interest on the Debentures. On the Interest Payment Date falling at the end of an Extension Period as determined below (the “End Date”), the redemption date for all outstanding Debentures, or the Maturity Date, as applicable, we will be obligated to pay all accrued and unpaid interest, including Additional Interest. Deferral for a new Extension Period (other than the extension of an existing Extension Period as described below) may occur only if all amounts due and payable on the Debentures (including Additional Interest) in respect of any previous Extension Period have been paid in full on or after the End Date for such Extension Period.

     We shall give the Trustee, for distribution to holders of Debentures as of the immediately preceding Record Date, notice that we have elected to commence an Extension Period, such notice to be given by us at least five but not more than fifteen days before the Interest Payment Date relating to the first Interest Period in the Extension Period during which interest will be deferred. Such notice shall specify the Start Date and an End Date not later than the Maximum Extension Date; provided that we may elect to modify any End Date to an earlier or later date prior to the Maximum Extension Date in accordance with the terms set forth in the Indenture by notice given to the Trustee for distribution to the holders. Notwithstanding the foregoing, in the event that the amount of interest made available to the Paying Agent is not sufficient, or if no amount is made available, to pay interest then due on any Interest Payment Date (including the End Date of an Extension Period) that is not a Maximum Extension Date, no funds shall be applied to payment of such interest by the Paying Agent and if the required amount is not provided within five days after notice from the Trustee to us, the full amount of interest otherwise due and payable on such Interest Payment Date shall be (a) with respect to an Interest Payment Date that does not fall within an Extension Period, deemed deferred (without any prior notice of deferral) with the preceding Interest Payment Date being the Start Date of an Extension Period having as its End Date the earlier of the next succeeding Interest Payment Date after such deemed deferral and the Maximum Extension Date, or (b) with respect to an Interest Payment Date that is an End Date, deemed further deferred by an extension of the Extension Period (without any prior notice of modification of the Extension Period) to a new End Date that shall be the earlier of the next Interest Payment Date and the Maximum Extension Date; provided, however, that the provisions of this sentence shall not apply to any interest that shall become due and payable solely by reason of a redemption of the Debentures. In the event of any deferral or extension pursuant to clause (a) or (b) of the preceding sentence, notice shall be promptly given to the holders of the Debentures as of the close of business on the immediately preceding Record Date indicating the current amount and terms of any deferral, provided that the failure to give such notice shall not affect our rights hereunder, including, without limitation, our ability to defer interest as provided herein. In the event a sufficient amount of interest is not made available to the Paying Agent on a particular Interest Payment Date (other than the Maximum Extension Date) on which payment is otherwise due, and appropriate amounts are not provided in time to avoid initiating or extending an Extension Period, any partial amounts made available shall be delivered and held by the Trustee for application on the next date on which interest is due and payable under the terms of this Debenture or returned to us at our direction.

Redemption

     We have the right to redeem the Debentures:

(i)	in whole but not in part, at any time prior to November 15, 2017 at the applicable Make-Whole Redemption Price as described below;

(ii)

in whole but not in part prior to November 15, 2017 at the applicable Make-Whole Redemption Price as described below, within 90 days following the occurrence of a Tax Event (a “Tax Event Redemption”); or

(iii)

in whole or in part from time to time beginning on November 15, 2017, at a redemption price equal to 100% of the principal amount of the Debentures so redeemed plus accrued and unpaid interest, including Additional Interest, if any;

provided that if the Debentures are not redeemed in whole, at least $25,000,000 in aggregate principal amount (excluding Debentures held by us or any of our affiliates) must remain outstanding immediately after any such partial redemption.

     “Tax Event” means that GE Capital shall have requested and received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that as a result of a Tax Action there is more than an insubstantial risk that all or any portion of the interest payable by GE Capital with respect to the Debentures is not, or will not be, deductible as accrued by GE Capital for U.S. federal income tax purposes. For purposes of this definition, the time when interest accrues shall be determined under the Code and the Treasury regulations thereunder, all as in effect as of the Issue Date.

     “Tax Action” means any of (a) an amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) a judicial decision interpreting, applying or clarifying such laws or regulations, (c) an administrative pronouncement or action that represents an official position (including a clarification of an official position) of the governmental authority or regulatory body making such administrative pronouncement or taking such action, or (d) a threatened challenge asserted in connection with an audit of GE Capital or any of GE Capital’s affiliates, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that have substantial similarities to the Debentures, which amendment or change is adopted or which proposed change, decision or pronouncement is announced or which action, clarification or threatened challenge occurs on or after the Issue Date.

     Notwithstanding the foregoing, we may not redeem the Debentures for any reason during an Extension Period other than a redemption in whole or in part on an End Date on which all accrued and unpaid interest due and payable, including any Additional Interest, has been paid on all outstanding Debentures for all Interest Periods terminating on or prior to the redemption date.

     If less than all the Debentures are to be redeemed, we will give the Trustee notice not less than 60 days prior to the redemption date as to the aggregate principal amount of Debentures to be redeemed, and the Trustee shall select or cause to be selected, in such manner as in its sole discretion it shall deem appropriate and fair, the Debentures or portions thereof to be redeemed. Debentures may be redeemed in part only in a principal amount equal to an authorized denomination thereof.

Make-Whole Redemption Price

     For purposes of determining the applicable “Make-Whole Redemption Price,” the following definitions will apply.

     “Make-Whole Redemption Price” means an amount equal to the greater of (a) 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest, including deferred interest and Additional Interest, if any, to but excluding the redemption date and (b) the sum of: (i) the present value of the principal amount of the Debentures to be redeemed discounted from November 15, 2017, and (ii) the present value of each interest payment that is payable (or but for any deferral would be payable) on an Interest Payment Date after such redemption date (exclusive of interest accrued to the redemption date) to and including November 15, 2017, discounted from the relevant Interest Payment Date, in the case of each of (i) and (ii) to the redemption date on a semi-annual compounded basis, at a rate equal to the sum of (x) the Treasury Rate plus (y) in the case of a Tax Event Redemption, 50 basis points, and, in the case of a redemption for any other reason, 30 basis points and (iii) the amount of any accrued and unpaid interest (including deferred interest and Additional Interest) to but excluding the redemption date.

     “Treasury Rate” means the yield, under the heading that represents the average for the week immediately prior to the applicable redemption date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury constant maturities,” for the maturity corresponding to the Comparable Treasury Issue (if there is no Comparable Treasury Issue with a maturity within three months before or after November 15, 2017, yields for the two published maturities most closely corresponding to November 15, 2017 will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). If such release (or any successor release) is not published during the week preceding the applicable redemption date or does not contain such yields, “Treasury Rate” means the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

     “Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures from the applicable redemption date to November 15, 2017 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most closely corresponding to November 15, 2017.

     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     “Independent Investment Banker” means one of the Reference Treasury Dealers selected by us, or if such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of the principal amount, quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     “Reference Treasury Dealer” means each of (1) Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer and (2) one other Primary Treasury Dealer selected by us after consultation with the Independent Investment Banker.

Subordination

     The Debentures will rank pari passu among themselves and with each other series of debt securities established under the Indenture (unless otherwise provided with respect to such series of debt securities), including our €950,000,000 4.625% Fixed to Floating Rate EUR Subordinated Debentures due 2066 and our £400,000,000 5.500% Fixed to Floating Rate GBP Subordinated Debentures due 2066 issued on September 15, 2006, and our €1,500,000,000 5.500% Fixed to Floating Rate EUR Subordinated Debentures due 2067 and our £600,000,000 6.500% Fixed to Floating Rate GBP Subordinated Debentures due 2067 issued on September 5, 2007, and will be subordinated to all of our existing and future Senior Indebtedness, as defined below, including the Subordinated Notes, as defined below. This means that no payment of principal (including redemption payments), premium, if any, or interest on the Debentures may be made if:

  any principal, premium, interest, or any other payment due on any of our Senior Indebtedness has not been paid when due and that default continues; or

  the maturity of any of our Senior Indebtedness has been accelerated because of a default and the accelerated amount has not been paid.

     Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation, or reorganization of GE Capital, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, or similar proceedings, all amounts due on all Senior Indebtedness must be paid in full before the holders of Debentures are entitled to receive or retain any payment.

     If we violate the Indenture by making a payment to holders of the Debentures in violation of the provisions described above, then the holders of the Debentures will be deemed to have received the payments or distributions for the benefit of, and will have to pay or transfer the payments to, the holders of the Senior Indebtedness outstanding at the time.

     Because of the subordination, if we become insolvent, holders of Senior Indebtedness may receive more, and holders of the Debentures having a claim thereunder may receive less, than our other creditors. This type of subordination will not prevent an Event of Default from occurring under the Indenture in connection with the Debentures.

     After all Senior Indebtedness is paid in full and until the Debentures are paid in full, the rights of the holders of the Debentures will be subrogated to the rights of holders of our Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness. Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions regardless of any amendment, modification, or waiver of any term of such Senior Indebtedness.

     Except as described below, the term “Senior Indebtedness” means, with respect to GE Capital:

(i)	the principal of, premium, if any, and interest on, all GE Capital’s indebtedness for money borrowed, excluding the Debentures but including, without limitation, the Subordinated Notes;

(ii)

obligations of GE Capital arising from any guaranty, letter of credit or similar credit enhancement (including, without limitation, obligations arising from off-balance sheet guarantees and direct credit substitutes);

(iii)	obligations of GE Capital associated with derivative products such as interest rate and foreign exchange rate swaps, forward sales of interests in commodities, and similar arrangements; and

(iv)	obligations of GE Capital for purchased money,

in each case, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, and any deferrals, renewals or extensions thereof; provided, however, that Senior Indebtedness shall not include (A) any accounts payable or other liability to trade creditors (other than those obligations referenced in items (ii) and (iii) above) arising in the ordinary course of business (including instruments evidencing such liabilities), (B) any indebtedness, guarantee or obligation of GE Capital which is on parity in right of payment with or expressly subordinate or junior in right of payment to the Debentures, or (C) any obligations with respect to any capital stock (including, without limitation, common and preferred stock).

     The term “indebtedness for money borrowed” as used herein shall include, without limitation, any obligation of GE Capital for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

     The term “Subordinated Notes” means all securities issued under (a) the Seventh Amended and Restated Fiscal and Paying Agency Agreement dated as of July 1, 2005 among GE Capital, GE Capital Canada Funding Company, GE Capital Australia Pty Ltd., GE Capital European Funding, GE Capital UK Funding and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as fiscal and principal paying agent as supplemented by the Supplemental Fiscal and Paying Agency Agreement dated September 15, 2005, or (b) the Amended and Restated Subordinated Debt Indenture, dated as of July 15, 2005, between GE Capital and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as trustee thereunder, in each case as amended from time to time (provided that the terms of the subordination of payments on amounts due and payable from available funds in such documentation is not altered in any material respect), and other subordinated securities on parity in right of payment with such Subordinated Notes. As of September 30, 2007, our consolidated long-term indebtedness that would have been senior to the Debentures aggregated approximately $303,018 million (including $2,983 million of Subordinated Notes, as defined herein).

Restrictions on Certain Payments

     If (1) we shall have, or shall be deemed to have, exercised our option to defer payments of interest on the Debentures, as described above under the heading “— Option to Defer Interest Payments,” or (2) Debentures remain outstanding and there shall have occurred and be continuing an Event of Default under the Indenture, then we will not, and will not permit any Subsidiary to:

(i)	declare or pay dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of GE Capital’s capital stock (which includes common and preferred stock);

(ii)

make any payment of principal of or interest or premium on or repurchase or redeem any other subordinated indebtedness of GE Capital that ranks pari passu with or junior in interest to the Debentures; or

(iii)

make any guaranty payments with respect to any subordinated guarantee of GE Capital of the indebtedness of any Subsidiary of GE Capital if such guaranty ranks pari passu with or junior in interest to the Debentures;

provided, however, that during any period, including an Extension Period, we shall be permitted to: (a) declare or pay dividends or distributions in Common Stock of GE Capital, (b) declare a dividend in connection with the implementation of a stockholders’ rights plan or issue stock under any such plan in the future or redeem or purchase any such rights pursuant thereto, and (c) purchase Common Stock related to the issuance of Common Stock or rights under any of GE Capital’s benefit plans for its directors, officers or employees; and provided further that where debt securities of different series issued under the Indenture containing a deferral feature similar to the deferral feature of the Debentures are subject to Extension Periods terminating at different times or in other circumstances where the payment of deferred interest cannot be made simultaneously on all such debt securities (including the Debentures) subject to an Extension Period, we will be permitted to make payments of interest due on particular debt securities of each such series (including the Debentures) at the end of the Extension Period with respect thereto, but only if the amounts (not yet due and payable) that will be required to be paid at the close of an Extension Period with respect to all other series of such debt securities have been deposited with the Trustee and held for application when such amounts become due and payable.

     In connection with the issuance of the Debentures, GE Company has covenanted that, if GE Capital declares, pays or makes any dividends, distributions or other payments to GE Company or any of its Subsidiaries during an Extension Period or when an Event of Default has occurred and is continuing, in either case in violation of the restrictions described above, for so long as such restrictions are in effect and are applicable to outstanding debt securities issued under the Indenture, GE Company shall promptly return, or cause the return, to GE Capital of all such dividends, distributions, and other payments.

     A “Subsidiary” shall mean (a) any corporation of which GE Capital directly or indirectly owns or controls at that time at least a majority of the outstanding stock having under ordinary circumstances (not dependent upon the happening of a contingency) voting power to elect a majority of the board of directors of such corporation or (b) any other person (other than a corporation) in which GE Capital directly or indirectly has at least a majority ownership interest and power to direct the policies, management and affairs thereof.

     The term “Common Stock” means the common stock, currently having a par value of $14 per share, of GE Capital.

Limitation on Mergers and Sales of Assets

     The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our assets. These transactions are permitted if:

  the resulting or acquiring entity, if other than us, is organized and existing under the laws of the United States of America or a State thereof and expressly assumes all of our obligations under the Indenture including the due and punctual payment of the principal of, and premium, if any, and interest (including Additional Interest), if any, on all the Debentures outstanding; and

  immediately after the transaction, we or any successor company are not in default in the performance of any covenant or condition under the Indenture.

     Upon any consolidation, merger, or transfer of this kind, the resulting or acquiring entity will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, the successor entity may exercise our rights and powers under the Indenture, and we will be released from further liabilities and obligations under the Indenture and under the Debentures.

Events of Default, Waiver and Notice

     The Indenture provides that the following events, if they have occurred and are continuing, are Events of Default relating to the Debentures:

  default in the payment of any installment of interest, including any Additional Interest, upon any Debenture as and when the same shall become due and payable (subject to deferral during any Extension Period, and, for the avoidance of doubt, other than any interest that is due and payable solely by reason of a redemption of the Debentures), and continuance of such default for a period of 30 days;

  default in the payment of principal of any Debenture as and when the same shall become due and payable at its Maturity Date; or

  certain events involving the bankruptcy, insolvency, or reorganization of GE Capital.

     If an Event of Default occurs and is continuing with respect to the Debentures, then, unless the principal of all of the Debentures shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debentures may declare the principal of, and all accrued but unpaid interest, including Additional Interest, on the Debentures to be due and payable immediately. The holders of a majority in aggregate outstanding principal amount of the Debentures may annul such declaration in certain circumstances and waive the default.

     Prior to any declaration accelerating the maturity of the Debentures, the holders of a majority in aggregate principal amount of the Debentures generally may waive on behalf of the holders of all of the Debentures any past default or Event of Default or non-compliance under the Indenture other than:

  a default or non-compliance in the payment of interest (including any Additional Interest), if any, on, or the principal of or premium, if any, on the Debentures or in the payment of any installment or analogous obligation with respect to the Debentures; or

  a default or non-compliance in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of each holder of the Debentures affected.

     The holders of a majority in aggregate principal amount of the Debentures will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to or exercising any power of the Trustee under the Indenture. However, the holders of those Debentures must offer to the Trustee reasonable indemnity against expenses and liabilities.

     Subject to the subordination provisions, described above under the heading “— Subordination,” the right of any holder of Debentures to receive payment of the principal of and premium, if any, and interest, including Additional Interest, on Debentures on or after the due dates therefor (whether upon redemption, by declaration, repayment or otherwise) or to institute suit for the enforcement of any of these payment provisions will not be impaired or affected without the consent of that holder, except in the case of a declaration, which may be annulled in certain circumstances, as mentioned above.

     The Trustee is required to notify all holders of the Debentures of the occurrence of any Event of Default.

     We are required to file an officers’ certificate with the Trustee each year that states, to the knowledge of the certifying officer, whether or not any default, or non-compliance by the Company in the performance of any covenants or conditions in the Indenture, exists under the terms of the Indenture.

Modification of Indenture

     Under the Indenture, our rights and obligations and the rights of holders of the Debentures may be modified or amended with the consent of the holders of at least 66 2 / 3 % in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment, each such series voting as one class. However, no modification or amendment may, without the consent of the holders of each Debenture affected:

  change the fixed maturity of any Debenture;

  reduce the rate or extend the time of payment of interest (including Additional Interest, if any) on that Debenture;

  reduce the principal amount or premium, if any, on any Debenture;

  make the principal of, or interest, if any, or premium, if any, on, the Debentures payable in any coin or currency other than that provided for in the Debentures;

  impair or affect the right of any holder of those Debentures to institute suit for the payment of those Debentures; or

  reduce the percentage in principal amount of outstanding Debentures the holders of which are required to consent to a waiver, modification or amendment of the Indenture.

     If the consent of the holder of each outstanding Debenture is required for the modification, the modification will not be effective until each such holder has consented to the modification.

     We and the Trustee may enter into, without the consent of any holder of Debentures, any supplemental indenture under the Indenture, in order, among other reasons, to add to the covenants of GE Capital, to cure any ambiguity, to create any new series of debt securities to be issued under the Indenture, to make any change in or additions to the Indenture that generally do not materially adversely affect the interests of the holders of debt securities or to add a requirement that regulatory approval be required prior to any redemption of a series of debt securities issued under the Indenture (including the Debentures) that can be effected at the option of GE Capital.

Satisfaction and Discharge

     We may discharge most of our obligations under the Indenture if the Debentures have already been delivered to the Trustee for cancellation or the Debentures have either become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year. We discharge our obligations by depositing with the Trustee an amount sufficient to pay when due the principal of and premium, if any, and interest on all outstanding Debentures.

     The obligations under the Indenture to register the transfer or exchange of Debentures, to replace stolen, lost, or mutilated Debentures and to maintain paying agents and hold monies for payment in trust will continue, even if we exercise our satisfaction and discharge option.

Book-Entry and Settlement

     The Debentures will be issued in the form of one or more fully-registered global Debentures in book-entry form, which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC’s nominee, Cede & Co. Except as set forth below, the global Debentures may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     Investors may elect to hold beneficial interests in the global Debentures through either DTC, in the United States, Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V. (“Euroclear”) if they are participants in these systems, or indirectly through organizations which are participants in these systems.

     So long as DTC or its nominee is the registered owner of a global Debenture, DTC or its nominee, as the case may be, will be considered the sole holder of the Debentures represented by such global Debenture for all purposes under the Indenture and the beneficial owners of the Debentures will be entitled only to those rights and benefits afforded to them in accordance with DTC’s regular operating procedures. Upon specified written instructions of a participant in DTC, DTC will have its nominee assist participants in the exercise of certain holders’ rights, such as demand for acceleration of maturity or an instruction to the Trustee.

     Except as provided below, owners of beneficial interests in a global Debenture will not be entitled to have Debentures registered in their names, will not receive or be entitled to receive physical delivery of Debentures in certificated form and will not be considered the registered owners or holders thereof under the Indenture. If DTC is at any time unwilling or unable to continue as depositary or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and a successor depositary is not appointed by us within 90 days, we will issue individual Debentures in certificated form and like tenor and in the applicable principal amount in exchange for the Debentures represented by the global Debenture. In any such instance, an owner of a beneficial interest in a global Debenture will be entitled to physical delivery of individual Debentures in certificated form and like tenor, equal in principal amount to such beneficial interest and to have the Debentures in certificated form registered in its name. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will print and deliver certificated Debentures. Debentures so issued in certificated form will be issued in denominations of $5,000 or any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

     The following is based on information furnished by DTC:

     DTC will act as securities depositary for the Debentures. The Debentures will be issued as fully-registered Debentures registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

     DTC, the world’s largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC’s direct participants deposit with DTC.

     DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

     Purchases of the Debentures under the DTC system must be made by or through direct participants, which will receive a credit for the Debentures on DTC’s records. The beneficial interest of each actual purchaser of each Debenture is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the Debentures are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in Debentures, except in the event that use of the book-entry system for the Debentures is discontinued. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a global Debenture.

     To facilitate subsequent transfers, all Debentures deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Debentures with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Debentures; DTC’s records reflect only the identity of the direct participants to whose accounts the Debentures will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the Debentures may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Debentures, such as redemption, tenders and defaults. For example, beneficial owners of the Debentures may wish to ascertain that the nominee holding the Debentures for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the Debentures and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

     Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Debentures unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     We will pay principal of and interest on the Debentures in same-day funds to the Trustee and the Trustee is required to pay such amounts to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records upon DTC’s receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants and not of us, the Trustee, DTC, or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the Trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participants.

     We will send any redemption notices to DTC. If less than all of the Debentures are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

     Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the global Debentures will be held in denominations of $5,000 and integral multiples of $1,000 in excess thereof.

     Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

     Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

     Distributions with respect to the Debentures held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

     Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global Debenture through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global Debenture through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between DTC’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global Debenture in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

     Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global Debenture from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global Debenture by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

     The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

     None of GE Capital, the underwriters or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global Debenture, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Transfer and Exchange

     A holder may transfer or exchange Debentures in accordance with the Indenture. The registrar and the Trustee may require a holder of a Debenture, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by GE Capital, the Trustee or the registrar for any registration of transfer or exchange of Debentures, but GE Capital may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. GE Capital is not required to transfer or exchange any Debenture selected for redemption. Also, GE Capital is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed.

Governing Law

     The Indenture and the Debentures will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

     We and certain of our affiliates have from time to time maintained deposit accounts and conducted other banking transactions with the Trustee and its affiliated entities in the ordinary course of business. We expect to continue those business transactions. The Trustee also serves as trustee for a number of series of our outstanding indebtedness (including certain of our Senior Indebtedness) under other indentures.

     Under the Indenture, we may remove the Trustee and appoint a successor trustee in certain circumstances relating to the Trustee’s conflicts of interest or eligibility or ability to continue as Trustee. In addition, the holders of a majority in principal amount of the Debentures may remove the Trustee as trustee with respect to the Debentures and nominate a successor trustee.

Reports

     GE Capital has agreed to file with the Trustee, within 15 days after filing the same with the Commission, copies of the annual reports and of the information, documents and other reports that GE Capital may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act of 1939.

CERTAIN TERMS OF THE REPLACEMENT COVENANT

     We have summarized below certain terms of the replacement covenant that we will enter into around the time of the initial issuance of the Debentures (the “Replacement Covenant”). This summary is not a complete description of the Replacement Covenant and is qualified in its entirety by the terms and provisions of the full document.

     We will covenant in the Replacement Covenant (x) on the date of the Replacement Covenant for the benefit of holders of our 4.125% Fixed Rate Subordinated Notes Due September 19, 2035 issued in the aggregate principal amount of €750,000,000, and (y) thereafter, for the benefit of persons that buy, hold or sell certain eligible indebtedness, that neither we nor any of our Subsidiaries will repay, redeem or purchase at our option or as a result of a Tax Event the Debentures on or before November 15, 2037 except to the extent that (a) the applicable redemption or purchase price does not exceed (i) 200% of the aggregate of proceeds from the sale of Common Stock and rights to acquire Common Stock and the market value of any Common Stock issued in connection with the conversion or exchange of certain securities; plus (ii) 100% of the proceeds from the sale of mandatorily convertible preferred stock and certain debt that is exchangeable for equity of GE Capital; plus (iii) 100% of the proceeds from the sale of qualifying debt securities or qualifying preferred stock of GE Capital, in each case within 180 days prior to delivery of a notice of such redemption or the date of such repayment or purchase of the Debentures, or (b) the Debentures are exchanged for (i) at least an equal aggregate principal amount of qualifying debt securities or aggregate liquidation preference of qualifying preferred stock or mandatorily convertible preferred stock and/or (ii) consideration that includes Common Stock with a market value equal to 50% of the aggregate principal amount of Debentures that are exchanged. For purposes of the Replacement Covenant, the term “repay” includes the defeasance of the Debentures by us as well as the satisfaction and discharge of our obligations under the Indenture with respect to the Debentures.

     Our covenants in the Replacement Covenant run only to the benefit of holders of the indebtedness designated as covered debt. The Replacement Covenant is not intended for the benefit of holders of the Debentures and may not be enforced by them, and the Replacement Covenant is not a term of the Indenture or the Debentures.

     The Replacement Covenant will have no effect on the absolute and unconditional nature of our obligation to pay the principal amount of (and any accrued and unpaid interest on) the Debentures on the stated Maturity Date or any earlier date of redemption.

     Our ability to raise proceeds from qualifying securities during the 180 days prior to any proposed repayment, redemption or repurchase of the Debentures will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities.

     Our obligations pursuant to the Replacement Covenant will remain in full force and effect until the earliest to occur of (i) November 15, 2037; (ii) the date on which the Debentures are otherwise paid, redeemed, defeased or purchased in full in compliance with the Replacement Covenant; (iii) the date, if any, on which the holders of a majority in principal amount of the then outstanding covered debt consent to the termination of the Replacement Covenant and the obligations of GE Capital thereunder; (iv) the date on which GE Capital no longer has any series of outstanding eligible indebtedness covered by the Replacement Covenant; and (v) the date on which the Debentures are accelerated as a result of an event of default.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     This section describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of Debentures. It applies to you only if you acquire Debentures upon their original issuance at their original offering price, and you hold your Debentures as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  a dealer in securities or currencies;

  a trader in securities that elects to use a mark-to-market method of accounting;

  a bank;

  a life insurance company;

  a tax-exempt entity;

  a person that owns the Debentures as part of a hedge, straddle or conversion transaction; or

  a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

     This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as currently in effect, and all of which are subject to change at any time with retroactive effect.

     If a partnership holds Debentures, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Debentures should consult its tax adviser regarding the U.S. federal income tax treatment of an investment in the Debentures.

     Prospective investors should consult their tax advisers to determine the specific tax consequences to them of purchasing, owning and disposing of Debentures, including the application of the U.S. federal income tax considerations discussed below to their particular circumstances, and the effect of any state, local or foreign tax laws.

Classification of the Debentures

     The determination of whether an instrument should be classified as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. No statutory, judicial or administrative authority directly addresses the U.S. federal income tax treatment of an instrument similar to the Debentures. Based upon an analysis of the relevant facts and circumstances, Cahill Gordon & Reindel LLP, special tax counsel to us, will provide us with an opinion generally to the effect that, although the matter is not free from doubt and there is no authority directly on point, the Debentures will be treated as indebtedness of GE Capital for U.S. federal income tax purposes. That opinion will be based on then current law and representations provided by us and certain other persons. That opinion will also assume full compliance with the terms of the Indenture and certain other documents. We, and by acceptance of a Debenture, each holder, covenant to treat the Debentures as indebtedness for all U.S. tax purposes.

     An opinion of tax counsel is not binding on the IRS or the courts. No rulings have been or are expected to be sought from the IRS regarding the Debentures, and no assurance can be given that the IRS will not take a position contrary to any of those described in this summary. Moreover, no assurance can be given that the opinion expressed in this summary will not be challenged by the IRS or, if challenged, will be sustained. Unless otherwise indicated, the remainder of this discussion assumes that the Debentures will be characterized as indebtedness for U.S. federal income tax purposes.

U.S. Holders

     This subsection describes the tax consequences to a “U.S. Holder.” You are a U.S. Holder if you are a beneficial owner of a Debenture and are:

  a citizen or resident of the U.S.;

  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Debentures that is not a U.S. Holder. If you are a Non-U.S. Holder, this subsection does not apply to you, and you should refer to “—Non-U.S. Holders” below.

     Interest Income and Original Issue Discount

     Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”). We believe that the likelihood of our exercising our option to defer payments of interest on the Debentures is remote within the meaning of the regulations. As a result, although the matter is not free from doubt, we believe that the Debentures will not be considered to be issued with OID. Accordingly, interest paid on the Debentures should be taxable to a U.S. Holder as ordinary interest income when it accrues or is received, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. No assurance can be given, however, that the IRS or a court will agree with this position.

     If the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, the Debentures would be treated as issued with OID at the time of issuance or such deferral, as the case may be. All interest payable on the Debentures after original issuance or such a deferral, as the case may be, would thereafter be treated as OID as long as the Debentures remained outstanding. If the Debentures were treated as issued with OID, a U.S. Holder would be required to include stated interest on the Debentures in income on an economic accrual basis, regardless of such holder’s regular method of tax accounting, and actual payments of interest would not be reported as taxable income but would reduce the holder’s tax basis in the Debentures. Consequently, a U.S. Holder would be required to include OID in gross income during an Extension Period even though the holder would not receive any cash payments during that period.

     No rulings or other interpretations have been issued by the IRS that address the meaning of the term “remote” as used in the applicable Treasury regulations, and it is possible that the IRS could take a position contrary to the interpretation above. The remainder of this discussion assumes that the Debentures will not be issued with OID.

     Sale, Exchange, Redemption or Retirement of Debentures

     Upon the sale, exchange, redemption or retirement of a Debenture, you will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and your adjusted tax basis in the Debenture. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income if not previously included in income.

     Gain or loss realized on the sale, exchange, redemption or retirement of a Debenture will generally be capital gain or loss, and will be long-term capital gain or loss if the Debenture has been held for more than one year. Long-term capital gains of an individual are eligible for preferential rates. The deductibility of capital losses is subject to limitations.

     Information Reporting and Backup Withholding

     Information reporting requirements generally apply to payments on the Debentures to, and the proceeds from a sale or other disposition of the Debentures by, a non-corporate U.S. Holder. A U.S. Holder will be subject to backup withholding tax on those payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures, or otherwise establish an exemption from backup withholding. Any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS.

Non-U.S. Holders

     U.S. Withholding Tax

     Assuming that the Debentures will be respected as indebtedness for U.S. federal income tax purposes, no withholding of U.S. federal income tax will apply to a payment on the Debentures to a Non-U.S. Holder under the “Portfolio Interest Exemption” provided that:

  that payment is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.;

  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

  the Non-U.S. Holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that the holder is not a U.S. person.

     If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the Debentures to a Non-U.S. Holder should be subject to a 30% U.S. federal withholding tax, unless the holder provides the withholding agent with a properly executed statement (a) claiming an exemption from or reduction of withholding under an applicable U.S. income tax treaty; or (b) stating that the payment on the Debentures is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the U.S.

     If, contrary to the opinion of our special tax counsel, the Debentures were treated as equity, payments on the Debentures would generally be subject to U.S. withholding tax imposed at a 30% rate, or a lower rate under an applicable treaty.

     U.S. Trade or Business

     If a Non-U.S. Holder is engaged in a trade or business in the U.S., or, if certain tax treaties apply, if the Non-U.S. Holder maintains a permanent establishment within the U.S., and the interest on the Debentures is effectively connected with the conduct of that trade or business, or permanent establishment, as applicable, that Non-U.S. Holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if that holder were a U.S. Holder. In addition, a Non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the U.S. might be subject to a branch profits tax at a 30% rate, or a lower rate under an applicable treaty.

     Sale, Exchange, Redemption or Retirement of Debentures

     Any gain recognized on the sale, exchange, redemption or retirement of a Debenture generally will not be subject to U.S. federal income tax unless:

  the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S., or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S.
  Holder within the U.S.; or

  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

     Information Reporting and Backup Withholding

     In general, information reporting and backup withholding will not apply to a payment of interest on a Debenture to, or proceeds from the disposition of a Debenture by, a Non-U.S. Holder, in each case, if the holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither we nor our paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

     THE U.S. FEDERAL INCOME TAX DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF DEBENTURES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Debentures. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other regulations, rules or laws (“similar laws”).

     The acquisition of the Debentures by a plan with respect to which GE Capital or certain of its affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Debentures are acquired pursuant to and in accordance with an applicable exemption. Certain exemptions under ERISA and certain prohibited transaction class exemptions, or “PTCEs,” issued by the U.S. Department of Labor may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase, holding, redemption or transfer of the Debentures, provided that the conditions of the exemptions are satisfied. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts;

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers; and

(6)	The service provider exemption provided by new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code.

     The Debentures may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason and to the extent of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the exemptions listed above or another applicable similar exemption. Any purchaser or holder of the Debentures or any interest in the Debentures will be deemed to have represented by its purchase and holding of the Debentures that either (1) it is not a plan or a plan asset entity and is not purchasing those Debentures on behalf of or with “plan assets” of any plan or plan asset entity or (2) its purchase, holding and transfer or redemption of the Debenture or any interest in the Debenture is eligible for the exemptive relief available under any of the exemptions listed above or another applicable exemption and satisfies all applicable requirements and conditions of such exemptive relief. In addition, any purchaser or holder of the Debentures or any interest in the Debentures which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Debentures that its purchase, holding and transfer or redemption will not violate the provisions of any similar law.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Debentures on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable. The sale of any Debentures to any plan investor is in no respect a representation by GE Capital or its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plan investors generally or any particular plan investor or that such an investment is appropriate for plan investors generally or any particular plan investor.

UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement dated November 6, 2007, we have agreed to sell to the underwriters named below, for whom Lehman Brothers Inc. is acting as representative, and the underwriters have severally agreed to purchase from us, the principal amounts of Debentures listed opposite their names below:

Principal Amount
Underwriters	of Debentures
Goldman, Sachs & Co.	$625,000,000
J.P. Morgan Securities Inc.	$625,000,000
Lehman Brothers Inc.	$625,000,000
Morgan Stanley & Co. Incorporated	$625,000,000
Total	$2,500,000,000

     The underwriters propose to offer the Debentures initially at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession of 0.450% of the principal amount per Debenture. The underwriters and selling group members may reallow a discount of 0.225% of the principal amount per Debenture on sales to other dealers. After the initial offering the underwriters may change the public offering price and concession.

     We expect to deliver the Debentures on or about November 15, 2007. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle within three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade the Debentures on any day prior to the third business day before the date of delivery of the Debentures, you and your counterparty will be required, by virtue of the fact that the Debentures initially will settle on a delayed basis, to agree to a delayed settlement cycle at the time of any such trade to prevent a failed settlement.

New Issue of Securities

     The Debentures are a new issue of securities with no established trading market. We do not intend to apply for listing of the Debentures on any national securities exchange or for quotation of the Debentures on any automated dealer quotation system. One or more of the underwriters has advised us that it intends to make a market in the Debentures but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

Price Stabilization and Short Positions

     In connection with the offering, the underwriters may purchase and sell the Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Debentures while the offering is in progress.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Debentures. As a result, the price of the Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Expenses of the Offering

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

European Economic Area

     In relation to each member state of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that it has not made and will not make an offer of the Debentures to the public in that Relevant Member State that would require the publication or approval of a prospectus in relation to the Debentures in that Relevant Member State or, where appropriate, another Relevant Member State; subject to such restriction, they may make an offer of Debentures to the public in that Relevant Member State at any time:

(1)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2)

to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(3)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(4)	in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of Debentures to the public” in relation to any Debentures in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Debentures to be offered so as to enable an investor to decide to purchase or subscribe the Debentures, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

     Each underwriter has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, Debentures to the public in France, and it has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, this prospectus supplement, the accompanying prospectus or any other offering material relating to the Debentures and such offers, sales and distributions have been and will be made in France only to (a) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers), and/or (b) qualified investors (investisseurs qualifiés), provided that those investors are acting for their own account, all as defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier.

Hong Kong

     Each underwriter has represented and agreed that:

(1)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Debentures other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(2)

it has not issued or had in its possession for the purposes of the issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Debentures, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Italy

     No prospectus has been nor will be published in Italy in connection with the offering of the Debentures and such offering has not been cleared by the CONSOB (the Italian Securities and Exchange Commission) pursuant to Italian securities legislation and, accordingly, no Debentures may be offered, sold or delivered, directly or indirectly, in the Republic of Italy, nor may, or will, copies of this prospectus supplement, the accompanying prospectus or of any other document relating to the Debentures be distributed in the Republic of Italy, except:

(i)

to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July 1998, as amended in compliance with the terms and procedures provided therein (“Regulation No. 11522”); or

(ii)

in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and its implementing CONSOB regulations, including Article 33, first paragraph, of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

     Any offer, sale or delivery of the Debentures or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Debentures in the Republic of Italy under (i) or (ii) above must be and will be made in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and in particular will be:

(a)

made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, Regulation No. 11522, Legislative Decree No. 385 of 1 September 1993, as amended (the Banking Act) and any other applicable laws and regulations; and

(b)	in compliance with any other applicable laws and regulations including any relevant limitations which may be imposed by CONSOB or the Bank of Italy.

     Any investor purchasing the Debentures in the offering is solely responsible for ensuring that any offer or resale of the Debentures it purchased in the offering occurs in compliance with applicable Italian laws and regulations.

Japan

     The Debentures have not been, and will not be, registered under the Securities and Exchange Law of Japan. Accordingly, each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Debentures in Japan or to, or for the benefit of, a resident of Japan or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Norway

     Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Kingdom of Norway any Debentures other than to persons who are registered with the Oslo Stock Exchange as professional investors.

Singapore

     Each underwriter acknowledges that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, each underwriter represents, warrants and agrees that it has not offered or sold any Debentures or caused the Debentures to be made the subject of an invitation for subscription or purchase and will not offer or sell any Debentures or cause the Debentures to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the

Debentures, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

     In connection with the initial placement of any Debentures in Switzerland, each underwriter agrees that the Debentures will not be offered or sold in Switzerland save for to a limited group of persons within the meaning of Art. 652a(2) of the Swiss Code of Obligations of March 30, 1911.

United Kingdom

     Each underwriter has represented and agreed that:

(1)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Debentures in circumstances in which Section 21(1) of the FSMA does not apply to GE Capital; and

(2)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Debentures in, from or otherwise involving the United Kingdom.

Indemnification

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Other Relationships

     In the ordinary course of business, certain of the underwriters and their affiliates have provided and may in the future continue to provide investment banking, commercial banking and/or other financial services to us and our subsidiaries for which they have received, and may in the future receive, compensation.

LEGAL MATTERS

     The validity of the Debentures will be passed upon by Alan M. Green, General Counsel, Corporate Treasury and Assistant Secretary of GE Capital. Certain tax matters relating to the Debentures will be passed upon for us by Cahill Gordon & Reindel LLP. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell. Simpson Thacher & Bartlett LLP has acted as special counsel to the underwriters. Mr. Green beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE Company’s common stock.

PROSPECTUS

General Electric Capital Corporation

Subordinated Debentures

______________________

     General Electric Capital Corporation may offer from time to time subordinated debentures.

     We will provide specific terms of the securities in supplements to this prospectus. The securities may be offered as separate series or separate tranches within a series. You should read this prospectus and any prospectus supplement carefully before you invest.

______________________

     These securities have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

______________________

     We may sell these securities on a continuous or delayed basis directly to purchasers, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

     One or more of our affiliates may use this prospectus in a market-making transaction in any of the securities after their initial sale.

______________________

The date of this prospectus is November 6, 2007.

ABOUT THIS PROSPECTUS

     This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Get More Information on GE Capital.”

     This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Get More Information on GE Capital.”

     You should only rely on the information incorporated by reference or provided in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any State or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or the prospectus supplement is accurate as of any date other than their respective dates.

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “GE Capital,” “we,” “us” or “our,” or similar references, mean General Electric Capital Corporation.

WHERE YOU CAN GET MORE INFORMATION ON GE CAPITAL

     GE Capital files annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

     The SEC allows us to “incorporate by reference” into this prospectus the information in other documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

(i)	GE Capital’s Annual Report on Form 10-K for the year ended December 31, 2006;

(ii)	GE Capital’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

(iii)	GE Capital’s Current Reports on Form 8-K filed with the SEC on January 19, 2007 and September 21, 2007.

     You may request a copy of these filings at no cost. Requests should be directed to David P. Russell, Senior Counsel, Corporate Treasury and Assistant Secretary, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

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EXPERTS

     The consolidated financial statements and schedule of GE Capital as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated herein by reference from GE Capital’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated by reference herein in reliance upon the report, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG LLP on the consolidated financial statements and schedule is dated February 9, 2007.

     The report of KPMG LLP on the consolidated financial statements and schedule refers to a change in 2006 in the method of accounting for pension and other postretirement benefits. The aforementioned report also expresses an opinion that GE Capital did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria in that GE Capital did not have adequately designed procedures to designate each hedged commercial paper transaction with the specificity required by Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities, as amended.

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$2,500,000,000

General Electric Capital Corporation

6.375% Fixed to Floating Rate USD Subordinated Debentures due 2067

______________________

PROSPECTUS SUPPLEMENT

November 6, 2007

______________________

GOLDMAN, SACHS & CO.
JPMORGAN
LEHMAN BROTHERS
MORGAN STANLEY